THIS AGREEMENT IS SUBJECT TO ARBITRATION PURSUANT
TO S.C. CODE SECTION 15-48-10 et seq.

AGREEMENT FOR PURCHASE AND SALE

        THIS AGREEMENT FOR PURCHASE AND SALE (the “Contract”) is made and entered into by and between PARK WEST DEVELOPMENT, INC., a South Carolina corporation (“Seller”), and TIDELANDS BANK, a South Carolina corporation (“Purchaser”). Seller and Purchaser are sometimes severally referred to in this Agreement as a “party”, or jointly referred to as the “parties.”

        For valuable consideration, the receipt and adequacy of which are acknowledged by the undersigned, Seller agrees to sell and Purchaser agrees to purchase the property hereinafter described on the terms and conditions set forth below. The effective date of this Contract (the “Effective Date”) shall be the date that Seller accepts this Contract as shown on the signature page hereto.

        W I T N E S S E T H:

    1.        Property. Purchaser will purchase and Seller will sell that certain real estate and the improvements thereon as follows:

(i)	A parcel known as the Park West Sales And Information Center containing approximately ninety two one-hundredths (0.92) acres on which is built an approximately 4,340 sq. ft. building, together with all fixtures, landscaping, and easements and other appurtenances appertaining to and benefiting such parcel, as shown and described on the survey described in Exhibit A attached hereto and incorporated herein (the “Land And Building”). The Property is shown as Parcel 1, Information Center on the Park West Conceptual Land Use Plan (“Land Use Plan”) prepared by CSE, Inc., receipt of which is acknowledged by Purchaser; and

(ii)	A parcel adjacent to the Land And Building for parking to be agreed upon by the parties within the first Thirty (30) days from the Effective Date (as hereinafter defined) of this Agreement by both parties initialing an exhibit to this contract showing the agreed upon parcel (the “Parcel”). Purchaser acknowledges that the exhibit to be attached has not been approved by the Town of Mt. Pleasant and that the Parcel may only be sold and conveyed pursuant to a boundary survey approved by the Town of Mt. Pleasant. Seller at Seller’s expense shall provide Purchaser at least twenty (20) days prior to the expiration of the Inspection Period (as hereinafter defined) with a boundary survey of the Property (as hereinafter defined) in recordable form as approved by the Town of Mt. Pleasant and prepared by a licensed South Carolina surveyor (the “Survey”). The Land And Building, the Parcel, and the Non-Exclusive Easement (as defined below) are together are hereinafter referred to together as the “Property”.

(iii)	A non-exclusive, permanent easement in connection with the drive through facility discussed in Paragraph 11(e) below over the property owned adjacent to the Land And Building owned by SGCT Group IV, LLC, such easement to be agreed to by

Seller, SGCT Group IV, LLC, and Purchaser within the first Thirty (30) days from the Effective Date (as hereinafter defined) of this Agreement by both parties initialing an exhibit to this contract showing the agreed upon easement (the “Non-Exclusive Easement”).

If for any reason the Parcel or the Non-Exclusive Easement have not been agreed to by the parties within the first Thirty (30) days from the Effective Date (as hereinafter defined) of this Agreement by both parties initialing an exhibit to this contract showing the agreed upon Parcel and Non-Exclusive Easement, either party may terminate this Agreement unless the parties otherwise agree in a writing signed by both parties and upon such termination, the First Earnest Money Deposit (as defined below) shall be returned to Purchaser.

        The sale of the Land And Building includes all fixtures but excludes all furniture and other personal property, including but not limited to all conference room tables, office equipment, wall decorations, draperies, and lobby displays, except those items as specifically listed below, if any:

    2.        Purchase Price. The purchase price for the Property is One Million Six Hundred Thousand and 00/100‘s Dollars ($1,600,000.00) (the “Purchase Price”). The Purchase Price shall not be adjusted regardless of the acreage shown by the Survey. Purchaser shall pay the Purchase Price for the Property to Seller at Closing, subject to such other credits, pro-rations and adjustments as are set forth hereinafter, by certified or cashiers check from a U.S. national bank or by bank wire transfer of immediately available federal funds to such account as shall be designated by Seller.

    3.        Earnest Money. Purchaser shall pay the sum of Thirty Thousand and 00/100‘s Dollars ($30,000.00) (” First Earnest Money Deposit”) within one (1) business day of the Effective Date of this Contract to Retail & Investment Property Advisors, LLC (“Escrow Agent”), whose address is 635 East Bay Street, Suite F, Charleston, South Carolina 29403 Facsimile: (843) 720-8701. If this Contract is not terminated by Purchaser prior to the expiration of the Inspection Period (as hereinafter defined), then Purchaser shall make an additional earnest money deposit of Seventy Thousand and 00/100‘s Dollars ($70,000.00) (“Second Earnest Money Deposit”) in good funds to Escrow Agent no later than one (1) business day after expiration of the Inspection Period (as hereinafter defined). The First Earnest Money Deposit and the Second Earnest Money Deposit are cumulatively referred to as the “Earnest Money Deposit.”

        Escrow Agent shall immediately confirm payment of each Earnest Money Deposit to Seller. Failure of Purchaser to pay any portion of the Earnest Money Deposit in a timely manner shall constitute a default and Seller may terminate this Contract without notice in such event. If the check for any portion of the Earnest Money Deposit is returned for insufficient funds, such shall constitute a default under this Contract and this Contract shall automatically terminate unless Purchaser delivers a certified or cashiers check from a national bank doing business in South Carolina to Escrow Agent for the applicable portion of the Earnest Money Deposit within one (1) business days from the date Seller gives Puchaser notice of such default.

        The Escrow Agent shall hold the Earnest Money Deposit in a non-interest bearing account in accordance with the terms of this Contract. The Escrow Agent shall not be charged with knowledge of any fact until such fact is communicated to the Escrow Agent in writing. The Escrow Agent shall not be required to institute or maintain any litigation unless indemnified to its satisfaction for its counsel fees, costs, disbursements, and all other expenses and liabilities to which it may, in its judgment, be subjected in connection with such action. Seller and Purchaser shall at all times indemnify the Escrow Agent against all actions, proceedings, claims or demands arising out of this transaction other than an event constituting negligence or willful misconduct such as theft. The Escrow Agent shall not incur any liability with respect to any action taken or refrained from being taken in good faith, either with or without the advice of counsel, with respect to the duties of the Escrow Agent under this Contract, applicable law, or any document that Escrow Agent in good faith believes to be genuine. In the event of a dispute between Seller and Purchaser that cannot be resolved, or any question by Escrow Agent as to its responsibility, Escrow Agent shall have the option of depositing the Earnest Money Deposit into the Clerk of Court’s Office for Charleston County, South Carolina, pending resolution of the disposition of said funds. Upon depositing said funds, the Escrow Agent shall have no further responsibility.

    4.        Title. At Closing, Seller shall convey to Purchaser by limited warranty deed (the Deed) good and marketable title to the Property free and clear of any and all liens, encumbrances, conditions, easements, assessments, restrictions and other conditions except for the following, which are referred to herein as the “Permitted Exceptions”:

a.        general real estate taxes for the year of the Closing and subsequent years, including rollback taxes for the Parcel, if any, which shall be Purchaser’s responsibility (roll back taxes, if any, for the Land And Building, shall be Seller’s responsibility), which taxes are not yet due and payable but are liens on the Property, subject to adjustment as hereinafter provided;

b. all zoning ordinances and other laws and regulations applicable to the Property, including the Dunes West Planned Development District Ordinance;

c.        all easements and restrictive covenants of record, including but not limited to the Declaration of Covenants, Conditions and Restrictions for the Park West Master Association, as amended (“Master Covenants”) and Declaration of Covenants, Conditions and Restrictions for the Park West Amenity Association, as amended (“Amenity Covenants”), receipt of which is hereby acknowledged by Purchaser. The Master Covenants, among other things, provide for assessments and charges pertaining to the maintenance of Park West Boulevard, Grey Marsh Road, Bessemer Road, and Basildon Road and the entranceways, common areas, amenities and wetlands owned, controlled or maintained by the Park West Master Association. While the Amenity Covenants is a permitted exception, Purchaser acknowledges that property zoned for commercial or office development will not be a member of and will not be subject to any assessments of the Park West Amenity Association unless Purchaser and Seller enter into a written agreement so providing in accordance with the provisions of the Amenity Covenants; and

d.        all claims of governmental authorities in and to any portion of the Property lying in the bed of any streams, creeks or waterways or other submerged lands or land now or formerly subject to the ebb and flow of tidal waters or any claims of riparian rights; and

e.        all restrictions on use of, and all interests in, the Property as a result of environmental protection laws, rules, regulations, permits and orders; including, without limitation, the Federal Coastal Zone Management Act or South Carolina Code Section 48-39-220, as amended; Department of the Army Permit No. 94-1T-178, as amended; and the Declaration and Restrictive Covenants for Wetlands Protection recorded in the Office of the Register of Deeds for Charleston County, SC in Book N-307 at Page 173, and re-recorded in Book P-309 at Page 750, as amended (the “Wetlands Covenants”);

f.        the Park West Development Guidelines dated June 1, 2002, receipt of which are acknowledged by Purchaser, as such may be amended from time to time, which, among other things, require and define certain criteria for landscape buffers, signage, and other restrictions; and

g.        a general restrictive covenant affecting all commercial/office parcels at Park West prohibiting a general brokerage real estate office on the Property without the prior written consent of Seller, which consent may be withheld for any reason or no reason.

h.        all matters as would be revealed by a physical inspection of the Property and/or as shown on the Title Commitment (as defined below) and/or as shown on the Survey to which Purchaser does not object prior to the expiration of the Inspection Period as provided below.

At least thirty (30) days prior to the expiration of the Inspection Period, Purchaser shall obtain, at Purchaser’s expense, a title insurance commitment (the “Title Commitment” which term shall include any update thereto) with an effective date no earlier than the date of this Contract setting forth the state of title to the Property and all exceptions to coverage which would appear in an owner’s policy of title insurance, if issued, together with copies of all instruments identified in the Title Commitment as exceptions to title. Prior to the expiration of the Inspection Period, Purchaser must determine whether any matters as shown on the Survey and/or whether the status of title as reflected in such original Title Commitment is unacceptable for any reason (or determines that any “new” matter disclosed by an updated Title Commitment, which has not previously been approved by Purchaser, is unacceptable). Purchaser shall notify Seller in writing at least ten (10) days prior to the expiration of the Inspection Period specifying any matters as shown on the Survey or as set forth in the Title Commitment that are objectionable as defects by Purchaser. Any matters shown on the Survey or as set forth in the original Title Commitment or any updated Title Commitment that are not objected to by Purchaser in writing to Seller prior to the expiration of the Inspection Period shall thereafter constitute Permitted Exceptions. Upon timely receipt of written notice from Purchaser objecting to matters shown on the Survey or other matters of title, Seller may elect to cure such defects or Seller may elect to not cure such defects. If Seller elects to cure such defects, Seller shall have a period not to exceed thirty (30) days following the receipt of such notice from Purchaser to cure any such defects. If Seller is unable or is unwilling to cure any such defects within the thirty (30) day period, Purchaser may either terminate this Agreement (and in such event Purchaser shall be refunded the Earnest Money Deposit) or, Purchaser may elect to take title at Closing to the Property subject to such defects not cured by Seller without any deduction or adjustment in the Purchase Price.

        5.        Due Diligence Period.

                  a.        Purchaser shall have ninety (90) days from the Effective Date of this Contract to examine the Property (the “Due Diligence Period”). Purchaser agrees to provide Seller within sixty (60) days of the Effective Date of this Agreement (as hereinafter defined) with a conceptual site plan and elevations that shows the drive-through facility planned by Purchaser for the Property and a landscaping plan for the Parcel.

                  b.        Prior to the expiration of the Inspection Period, Purchaser, its agents and representatives, shall have the right to enter upon the Property at any time during normal business hours to inspect the Property, provided that Purchaser shall notify Seller in advance of purpose and identity of the persons entering upon the Property. Purchaser may also prior to the expiration of the Inspection Period have the Land And Building inspected for all matters deemed necessary or desirable by Purchaser, including but not limited to inspections of plumbing, foundations, electrical, roofing, heating and air conditioning, and drainage. Purchaser acknowledges that Seller is selling the Land And Building “As Is” and will not be responsible for any matters noted in such inspections. If Purchaser is not satisfied with any matters revealed as a result of its inspections, Purchaser’s sole option is to terminate this Contract prior to the expiration of the Inspection Period.

                  c.        Purchaser hereby indemnifies and holds Seller harmless from and against any damages to property or injury to persons, or any other liability, cost or expense, including attorneys’ fees, incurred by Seller as a result of Purchaser’s activities on the Property or other property of Seller. If Purchaser does not close on the Property, Purchaser shall be required to restore the Property to its same condition as of the date hereof as a result of Purchaser’s activities or the activities of its agents. This indemnity and hold harmless by Purchaser shall survive the Closing hereunder and the termination of this Agreement. Notwithstanding anything in this Agreement to the contrary, Purchaser shall not have the right to do any environmental testing on the Property beyond what is typically called a “Phase I or Level I” assessment without the prior written consent of the Seller, which consent shall not be unreasonably withheld. If Purchaser requests the ability to do a “Phase II or Level II” assessment and Seller refuses to permit such an assessment before expiration of the Inspection Period, Purchaser may terminate this Agreement and in such event Purchaser shall be refunded the Earnest Money Deposit. The results of all inspections, surveys, tests and studies shall be treated by Purchaser as confidential, and shall not be disclosed to any third party or governmental entity unless expressly approved by Seller or required by law; provided, however, that such results may be disclosed to Purchaser’s consultants, investors, attorneys and lenders provided such parties agree to similarly treat such results as strictly confidential. At Seller’s request, Purchaser shall disclose to Seller the results of all inspections, surveys, tests and studies, and shall deliver a copy of all reports and test results to Seller for information purposes only and without any representation or warranty of any kind.

                  d.        During the Inspection Period, if Purchaser is not satisfied with Purchaser’s examination of the Property for any reason in Purchaser’s sole and absolute discretion, Purchaser may terminate this Agreement by delivering written notice of termination to Seller and Escrow Agent before 5:00 p.m. on the date of the expiration of the Inspection Period and in such event Purchaser shall be refunded the First Earnest Money Deposit. If Purchaser does not terminate this Agreement in a timely manner, then (i) Purchaser shall deliver the Second Earnest Money Deposit to Escrow Agent no later than one (1) business day after expiration of the Inspection Period, (ii) Closing shall occur in accordance with the terms of this Contract, and (iii) Purchaser shall have no right to object on account of any needed approvals and/or to matters relating to the Property that would have been revealed by inspection or testing of the Property, title search or survey, except for liens, encumbrances, easements, restrictions, title matters, or material changes in the condition of the Property arising after the expiration of the Inspection Period that are caused by the Seller or its agents.

                  e.        If Purchaser closes the purchase of the Property, the Earnest Money Deposit shall be applied to the Purchase Price of the Property. If Purchaser timely terminates this Agreement as provided above by written notice to the Seller and Escrow Agent prior to the expiration of the Inspection Period, the First Earnest Money Deposit shall be promptly refunded to the Purchaser. Otherwise, the Earnest Money Deposit shall be disbursed in accordance with the provisions of Paragraph 18 below.

                  f.        If Purchaser requests in writing specific information which has not already been provided to Purchaser by Seller concerning the Property, Seller will attempt, within seven (7) business days of receipt of such written request, to provide to Purchaser at Purchaser’s expense with a copy of the specific information requested by Purchaser that is in Seller’s or its agents possession, for information purposes only and without any representation or warranty or any kind. Purchaser acknowledges and agrees that even if it requests information that is readily-available to Seller or its agents but such information is not delivered to Purchaser, the failure to deliver such information shall not constitute a default under this Agreement and shall in no way (i) relieve Purchaser of its sole responsibility to inspect the Property during the Inspection Period to determine the suitability of the Property for Purchaser’s intended uses, (ii) extend the Inspection Period or the date of Closing, or (iii) affect Purchaser’s obligation to close under this Contract if this Contract is not timely and properly terminated prior to the expiration of the Inspection Period. If this Contract is terminated prior to Closing for any reason other than a default by Seller, any such materials as are actually delivered to Purchaser by Seller or its agents shall promptly be returned to Seller.

    6.        Closing.

               a.        Purchaser shall close (the “Closing” which term shall include any extensions of the date of Closing as set forth below) on the Property within Thirty (30) days of the expiration date of the Inspection Period. Time Is Of The Essence. If the last day for Closing occurs on a day that is not a business day, then Closing shall occur no later than the next business day after such date. Purchaser shall give Seller and Escrow Agent at least five (5) business days notice of the date of Closing. For purposes of this Paragraph, a “business day” is any day other than Saturday, Sunday or any holiday that the Charleston County Courthouse is closed for business.

               b.        Unless otherwise agreed by the parties, Closing shall take place by 3:00 p.m. in Charleston County, South Carolina, at the offices of Purchaser’s attorney.

                  c.        Purchaser may obtain a thirty (30) day extension of the Closing by delivering written notice of extension to Seller by noon on the date scheduled for Closing together with a good funds check made payable to Seller in the amount of Thirty Thousand and 00/100‘s Dollars ($30,000.00) (the “Extension Payment”). The Extension Payment is nonrefundable (except upon a default by Seller), will immediately belong to Seller, and will not be applied against the Purchase Price.

    7.        Prorations.

                  a.        All real estate ad valorem taxes (excluding rollback taxes) for the calendar year of Closing shall be prorated as of the date of Closing. If the Closing shall occur before the tax rate is fixed for the current tax year, taxes (except rollback taxes) shall be apportioned on the basis of the tax rate for the preceding tax year applied to the latest assessed valuation. Purchaser acknowledges that as of Closing the Parcel might not have been assessed as a separately described parcel of real estate and that real property taxes for the year of sale might be assessed under a tax bill in the name of Seller which covers additional property. If that is the case, Purchaser and Seller agree that the current tax for the Parcel shall be determined by multiplying the total tax bill (based on the previous year applied to the latest assessed valuation if the tax bill for the current year is not yet available) by a fraction, the numerator of which shall be the acreage of the Parcel and the denominator of which shall be the total acreage of all property covered by the tax bill, and then prorating the product of such multiplication as of the date of such Closing. In such case, Purchaser shall pay Seller its pro-rata share of the property taxes for the Parcel at Closing and Seller agrees to pay the entire tax bill before it becomes delinquent and, upon written request from Purchaser, to provide Purchaser with proof of payment. If such apportionment shall be incorrect based on the actual tax bill when issued, the party receiving the excess pro-ration shall promptly reimburse the other to correct the incorrect apportionment.

        Purchaser shall be responsible for paying when due any rollback taxes, if any, applicable to the Parcel. Seller shall be responsible for any roll back taxes, if any, applicable to the Land And Building.

                  b.        Assessments under the Master Covenants shall be prorated and paid as of the date of Closing.

    8.        Closing Procedure; Closing Expenses. At Closing, Seller shall deliver to Purchaser a limited warranty deed (“Deed”) conveying the Property and Purchaser shall pay to Seller the Purchase Price. Possession of the Property shall be granted to Purchaser at Closing subject to the leaseback arrangement discussed below. Each party shall be responsible for its own attorneys’ fees. Seller shall pay the deed preparation fees, Deed Recording Fee based on the value of the Property, the cost of the Survey, and the recording fees of any mortgage releases. Purchaser shall pay all other Closing costs, including but not limited to title insurance and any costs associated with any financing obtained by Purchaser.

    9.        Access; Utilities; Plan Approval; Other Development Provisions.

                  a.        Access to Property; Utilities. Access to the Property shall be off Park West Boulevard at the existing curb cut, which Purchaser also acknowledges is also an access for the property adjacent to the Land And Building owned by SGCT Group IV, LLC. Purchaser shall be solely responsible for determining that adequate utilities are available at the Property for Purchaser’s Intended Use, including but not limited to sewer, water, electrical, telephone, cable, and gas.

                  b.        Drainage. In making any improvements to the Property, Purchaser shall comply with the provisions of any master drainage plan for Park West.

                  c.        Impact Fees, Tap Fees and Utility Installation. Purchaser shall be responsible for all building permit fees; reservation or connection fees or charges; inspection fees; impact fees; and any other fee applicable to development of a drive-through facility and additional parking on the Property that are payable to the Town of Mount Pleasant, the Mount Pleasant Waterworks, or any other utility companies or other entities.

                  d.        Road Dedication. Seller has dedicated or will dedicate portions of Park West Boulevard, Grey Marsh Road, Bessemer Road and Basildon Road to the Town of Mount Pleasant. Notwithstanding such dedications, Park West Master Association reserves the right to maintain and landscape within the publicly dedicated rights-of-way as well as the right to maintain an entranceway at Highway 17 and Park West Boulevard and to install and maintain in its sole discretion any future entranceways at the connection of Park West Boulevard to Dunes West Boulevard and at Bessemer Road and Highway 41 and/or Joe Rouse Road, which costs and expenses will be considered a part of the assessments of the Park West Master Association.

                  e.        Conceptual Site and Architectural Plans. Purchaser shall deliver to Seller a conceptual site plan and elevations for the drive-through facility and the additional parking planned for the Property within Sixty (60) days of the Effective Date of this Agreement. Such submittal shall include the proposed signage for the bank and the proposed landscape plan for the buffer required on the Parcel as discussed below. Purchaser shall not file any conceptual plan, architectural plans, or preliminary or final site plans with the Town of Mt. Pleasant (i) until Purchaser has obtained the written approval of Seller and such other required approvals as set forth below of such conceptual site plan, including building elevations, and (ii) unless such plans are consistent with the Intended Use as approved by Seller in writing, and, (iii) unless such plans and elevations comply with the Development Guidelines and the Master Covenants. In addition to Seller, the Park West Development Review Board (“Park West DRB”) and/or Architectural Review Board (“ARB”) of the Park West Master Association must also expressly approve in writing Purchaser’s signage, site plan and architectural elevations and plans prior to any submissions to the Town of Mt. Pleasant by Purchaser. Seller, Park West DRB and the ARB shall deliver notice of their approval or disapproval of any plans that must be approved as soon as reasonably possible, but not later than ten (10) business days after receipt of the plans. The approval of Seller, Park West DRB or ARB pursuant to this section shall not be unreasonably withheld, conditioned or delayed, subject, however, to the condition that such plans must be consistent with the Intended Use as approved by Seller in writing.

                  f.        Buffer. Purchaser acknowledges that Purchaser must comply with (i) the more detailed architectural review procedures and buffer requirements set forth in the Development Guidelines and Section 2.4 of the Master Covenants and (ii) applicable federal, state and Town of Mt. Pleasant laws and ordinances. Prior to starting any land clearing or development, Purchaser shall cause all natural buffers for the portion of the Property fronting certain road right-of-ways (being 35 feet in width for property adjacent to applicable roads with a 100 foot right-of-way and 20 feet for property adjacent to applicable roads with a 70/50 foot right-of-way, unless some lesser amount of buffer is allowed under the Development Guidelines) to be surveyed and visually delineated. Purchaser shall take all reasonable steps to mark and protect any such natural buffers prior to and during any land clearing or development. Prior written approval by Seller shall be required for any clearing within such natural buffers, which approval may include a requirement that buffer areas disturbed during development shall be replanted in a manner acceptable to Seller. Purchaser acknowledges that to the extent no natural buffer exists in the required buffer portion of the Property fronting certain right-of-ways as discussed above, Purchaser will be required to satisfy the buffer requirements for said area as required by the Development Guidelines. Purchaser acknowledges that it must take steps to avoid damaging any wetland buffers, if any, adjacent to the Property and hereby indemnifies and holds Seller harmless if Purchaser impacts such buffers. Notwithstanding the foregoing, Purchaser agrees that it must establish at its expense a landscaped buffer acceptable to Seller to buffer all improvements installed by Purchaser on the Parcel from Park West Boulevard. Purchaser agrees such buffer must be installed by Purchaser within thirty (30) days of substantial completion of the improvements on the Parcel planned by Seller. The landscape plan for such buffer must be submitted to Seller for Seller’s approval within Sixty (60) days of the Effective Date of this Agreement as provided above.

                  g.        Deed Restrictions on Use. Purchaser acknowledges and agrees that the Property will be deed restricted to:

(i)	prohibit a commercial fitness center on the Property without the prior written consent of Seller, which consent may be withheld for any reason or no reason (The term “commercial fitness center” shall mean a fitness center open to the public at large for use or membership upon payment of a fee and shall exclude any private fitness center not open to use or membership by the public at large and any fitness center which is appurtenant to any project within Park West which is operated solely for the benefit of the owners and/or lessees within such project);

(ii)	prohibit a general brokerage real estate office on the Property without the prior written consent of Seller, which consent may be withheld for any reason or no reason;

(iii)	prohibit any transmission towers on the Property without the prior written consent of Seller, which consent may be withheld for any reason or no reason; and

(iv)	1) prohibit nuisances, 2) require that the Property and all improvements thereon, including entrance features, landscaping, hardscape, common areas and signage, be properly maintained at all times consistent with the maintenance by the Park West Master Association of its common areas, 3) to give the right to Seller, its successors and assigns, to access the Property from time to time to make inspections and to correct any violations of the deed restrictions not corrected by Purchaser within forty five (45) days of receipt by Purchaser from Seller and/or the Association of a written notice of default with the costs of correcting such violations to be an expense of Purchaser which shall be a lien on the Property until paid. Provided, however, that Seller shall not commence any corrections if Purchaser has commenced cure of any violations within forty five (45) days of receipt of written notice as to any violation which is not capable of cure within such forty five (45) day period so long as Purchaser diligently proceeds to cure the violation.

(v)	give notice of the right of first refusal granted to Seller on any sale of the Property by Purchaser within a 5-year period from Closing as discussed in Paragraph 21(k) below.

    10.        CL-100. Purchaser at Purchaser’s expense may obtain prior to the expiration of the Inspection Period an “Official South Carolina Wood Infestation Report (CL-100)“if desired by Purchaser; provided, however, Seller shall not be responsible for correcting any matters noted in said report.

    11.        Closing Documents. At Closing, the following documents, in addition to any other documents called for herein, shall be executed and/or delivered by Seller to Purchaser:

                  a.         Deed conveying the Property.

                  b.        Such affidavits, forms, or documents as are customarily provided by sellers of real property to comply with the income tax or other reporting requirements of Federal, State, or local governments or the regulations or requirements of any of their agencies.

                  c.        Such other documents as may be required from Seller by law or normal and customary real estate practice in Charleston County, SC to close this transaction in accordance with the terms and conditions set forth in this Agreement.

                  d.        If applicable, partial assignment of Seller’s rights with regard to the Department of the Army Permit No. 94-1T-178 (the “Corps Permit”) as it pertains to any wetlands located upon the Property to be conveyed to Purchaser. Such assignment shall be without any representation or warranty and Purchaser shall satisfy itself during the Inspection Period as to any requirements and limitations regarding development of the Property resulting from the Corps Permit. Seller will provide Purchaser with a copy of the Corps Permit within ten (10) days of the request of Purchaser and, if the Corps Permit is applicable to the Property, Purchaser warrants that it shall comply with the Corps Permit and hereby indemnifies and holds Seller harmless from any loss or damage resulting from Purchaser’s failure to abide by the terms of the Corps Permit.

                  e.         A recordable Assignment of Uses for the Property that shall provide for use of the of the Property as permitted in a Commercial District pursuant to the Dunes West Planned Development District Ordinance (subject to deed restrictions as set forth hereinafter). Purchaser warrants and represents to Seller that its intended use for the Property is a bank with drive through facilities (the “Intended Use”). Purchaser may not change the Intended Use for the Property within five (5) years from Closing without the prior written consent of Seller, such consent not to be unreasonably withheld. Notwithstanding the foregoing, Purchaser acknowledges that a gas station and/or a stand alone convenience store will not be allowed at any time on any part of the Property without Seller’s written consent, which consent may be withheld for any reason or no reason.

    12.        Brokerage Commission. Seller and Purchaser represent and warrant to each other that the sole broker of this transaction is Retail & Investment Property Advisors, LLC (the “Broker”). Upon actual Closing, Seller shall pay a commission to the Broker pursuant to its written commission agreement with Broker. Other than the Broker, no entity is entitled as a result of the actions of Seller or Purchaser to a real estate commission or other fee resulting from the execution of this Contract or the sale and conveyance herein contemplated. Seller and Purchaser hereby indemnify and hold each other harmless from and against any and all losses, costs, damages and expenses (including reasonable attorney’s fees), incurred or paid as a result of any such claim arising out of the actions of Seller or Purchaser, as the case may be. The representations, warranties and indemnifications contained in this paragraph shall survive the Closing and delivery of the Deed and any rescission, cancellation or termination of this Agreement.

    13.        Condition of Property. Seller in no way warrants the condition of the Property, including but not limited to all equipment and systems, including the HVAC systems, of the Land And Building. Purchaser shall be required to accept the Property in its “As Is” condition as of the date of Closing with only casualty damage as discussed in Paragraph 14 below excluded. Purchaser hereby acknowledges that except for the warranties of title to be included in Seller’s instruments of conveyance of the Property and any other matters specifically contained elsewhere in this Contract, Seller has not made, does not make and has not authorized anyone else to make, any representations as to: (i) the location of the Property or any portion thereof within any flood plain, flood-prone area, water shed or the designation of any portion thereof as “wetlands” or (ii) the present or future physical condition or suitability of the Property for any purpose. Purchaser further acknowledges that no representations have been made by or on behalf of Seller and, in entering into this Agreement, Purchaser has not relied and does not rely on any representations other than those expressly set forth in this Agreement. Except as expressly set forth in this Agreement, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO THE SUITABILITY OR FITNESS OF THE PROPERTY FOR ANY PURPOSE, OR AS TO THE MERCHANTABILITY, VALUE, QUALITY, CONDITION OR SALABILITY OF THE PROPERTY. PURCHASER SHALL BE SOLELY RESPONSIBLE FOR OBTAINING ALL PERMITS AND LICENSES REQUIRED BY PURCHASER TO CARRY ON ITS INTENDED OPERATIONS AT THE PROPERTY. The sale of the Property by Seller to Purchaser shall be “AS IS” and “WHERE IS,” except as otherwise specified herein.

    14.        Risk of Loss; Condemnation. If prior to Closing any portion of the Property is condemned or if the Land And Building is materially damaged by casualty, Purchaser shall have the right to terminate this Agreement, provided such right is exercised within fourteen (14) days of receipt of notice of the condemnation or material damage, by written notice to Seller and the Escrow Agent. In such event, Escrow Agent shall refund the Earnest Money Deposit to Purchaser and the parties shall have no further rights or obligations with respect to the other except for such matters that expressly survive termination. If this Agreement is not so terminated, Purchaser shall close the purchase of the Property as set forth herein, but Purchaser shall be entitled to receive (i) any condemnation award applicable to the owner’s interest in such Property and (ii) any insurance proceeds otherwise payable to the Seller for damage to the Land And Building. In the event of any nonmaterial casualty damage to the Land And Building prior to Closing, Seller shall correct any such damage prior to Closing and Closing shall be extended for a reasonable period of time if necessary.

    15.        Assignment. Except for an assignment to wholly-owned subsidiary, Purchaser shall not assign its rights under this Contract to any other entity without the prior written consent of the Seller. Any approved assignment shall not relieve Purchaser of its obligations under this Contract. In all instances of a permitted assignment, Purchaser shall (i) notify Seller of the name, address, telephone and facsimile number of the assignee and the name of the contact person(s) for the assignee and (ii) provide to Seller a signed copy of such assignment, which assignment shall be in form reasonably acceptable to the Seller.

    16.        Survival of Closing. All agreements, warranties, representations, and indemnities contained in this Contract shall survive the Closing and delivery of the Deed.

    17.        Notices.

                  a.        Any notice, demand, request or other correspondence (a “notice”) required or permitted to be given hereunder shall be in writing and either (i) personally delivered, or (ii) sent by U.S. Certified Mail, return receipt requested, postage prepaid, or (iii) sent, postage prepaid, by any reputable delivery service that provides evidence of delivery to the party being given such notice, or (iv) by facsimile transmission during normal working hours evidenced by written confirmation that the transmission was received [provided that such facsimile notice is also followed by notice as set forth in (i), (ii) or (iii), above] in which case notice shall be deemed to occur on the date of facsimile transmission, at the following addresses:

Seller:	Park West Development, Inc.
2000 Center Point Lane, Suite 2100
Columbia, SC 29210
Attention: Mr. Patrick L. Tomlin
Facsimile: (803) 540-3460

With Copy to:	Bird, Cofield & Moise
P.O. Box 2474 (Mail)
15 Clark's Summit Drive (Overnight)
Bluffton, SC 29910
Attn: Henry L. Moise, Esquire
Facsimile: (843) 815-3901

Purchaser:	Tidelands Bank
____________________________
____________________________
Attn: _______________________
Facsimile: (___) _______________

With a copy to:	____________________________
____________________________
____________________________
Attn: _______________________
Facsimile: (___) _______________

                  b.        The time period in which a response to any notice must be given, if any, shall commence on the date of receipt of the notice by the addressee thereof, except as otherwise provided herein. Rejection or failure to claim delivery of any such notice, or the inability to deliver because of changed address of which no prior written notice was given as required hereinafter, shall be deemed received in such instances as of the date of attempted delivery or two (2) business days from the date of deposit in the United States Mail, whichever is applicable. A party may change its address by giving at least three (3) business days prior written notice thereof. Notices sent by U.S. Certified Mail, return receipt requested, postage prepaid for which no return receipt is received from the U.S. Post Office or is returned undelivered or unsigned for shall be deemed given two (2) business days from the date deposited in the U. S. mail.

    18.        Default.

                  a.        If Purchaser defaults in its obligations hereunder, Seller shall have as its sole remedies the right to (i) terminate this Agreement and retain the Earnest Money Deposit as liquidated damages or (ii) pursue specific performance of this Agreement. Because of the difficulty in determining Seller’s damages in the event of a default by Purchaser, if Seller elects to retain the Earnest Money Deposit as liquidated damages, the parties agree that the Earnest Money Deposit constitutes a fair and reasonable estimate of Seller’s damages and is not a penalty.

                  b.        If Seller defaults in its obligations hereunder, Purchaser shall have as its sole remedies the right to either (i) terminate this Agreement and obtain a refund of the Earnest Money Deposit, or (ii) pursue specific performance of this Agreement.

                  c.        The parties acknowledge that all matters involving this Agreement are subject to mandatory arbitration as set forth in Paragraph 20 below. However, if for any reason any action is instituted or otherwise permitted in any court involving this Agreement, the prevailing party shall be entitled to recover all costs of such action, including reasonable attorneys fees and expenses through any final appeal. The existence of this provision allowing for court costs and reasonable legal fees in no way constitutes a waiver of the requirement that all matters involving this Agreement are subject to mandatory arbitration as provided in Paragraph 20 below.

    19.        Authority To Act.

                  a.        Each of the parties represents to the other party that (i) it is duly organized and in good standing under the laws of the state of its formation or incorporation and is authorized to do business in the State of South Carolina; (ii) the execution and delivery of this Contract by signatories and the performance of this Contract by the representing party (including the execution and delivery of any documents at the Closing) have been or will be duly authorized by their respective company or corporate boards, (iii) this Contract is binding and enforceable against the representing party in accordance with the terms hereof, and (iv) neither the execution of this Contract nor the consummation of the transactions contemplated hereby will result in a breach of or default under any agreement to which the representing party is a party or by which the representing party is bound, or violate any law, rule, regulation, restriction, court order agreement to which the representing party is subject. The representations made in this Contract by the parties shall be continuing and shall be deemed remade by each party as of the date of Closing with the same force and effect as if remade at that time. The same shall survive the Closing.

                  b.        Following a request from either party, the other party shall furnish evidence of that party’s authority to execute this Agreement and to consummate the transactions contemplated herein. Such evidence shall be in form and substance reasonably acceptable to the requesting party, and shall be delivered within fourteen (14) days after the request or prior to the Closing, whichever shall occur first in time.

    20.        Arbitration.

                  a.        Disputes. If the parties are unable to resolve a dispute, controversy or claim arising out of or relating to this Contract (a “Dispute”), then the Dispute shall be resolved by binding and final arbitration pursuant to the South Carolina Uniform Arbitration Act, Section 15-48-10 et seq., as amended from time-to-time. Unless otherwise agreed in writing by the parties, arbitration shall occur in Charleston County, South Carolina, in substantial accordance with the rules of the American Arbitration Association, except as expressly otherwise provided herein or as otherwise agreed by the parties or a majority of the arbitrators. Any party desiring arbitration shall give written notice of its demand for arbitration to the other party. The notice shall state in reasonable detail the nature of the Dispute and the provisions of this Contract that are thought to be applicable to the Dispute (but such designation shall not limit the authority of the arbitrators to consider other provisions of this Contract or applicable law).

                  b.        Single Arbitrator. Within fourteen (14) days of receipt of written notice of a demand for arbitration by a party, the parties shall make a good faith effort to identify a single arbitrator mutually acceptable to the parties.

                  c.        Panel of Arbitrators. If no single arbitrator has been identified and confirmed in writing by the parties within fourteen (14) days of receipt of written notice of a demand for arbitration, then, unless otherwise agreed in writing by the parties, the arbitration shall be by a panel of three arbitrators. Within twenty-eight (28) days of receipt of written notice of a demand for arbitration, each party shall select one arbitrator and notify the other party of the name, address, and telephone number of the arbitrator selected. If a party fails to designate an arbitrator in a timely manner, then the other party may also select the second arbitrator. All arbitrators shall be reasonably knowledgeable regarding the general subject of the dispute, but shall not be required to have any knowledge of the specific dispute. Unless expressly approved in writing by the other party after notice of the nature of the relationship, no arbitrator or spouse of any arbitrator shall be an employee, employer, officer, director, shareholder, partner, or member of the selecting party; or a person who is, or whose spouse is, currently directly involved in a material for-profit business relationship with the selecting party; or any other person who would reasonably not be viewed as an impartial third party. Any objection to a person selected as an arbitrator shall be made within fourteen (14) days of the date of notification to the objecting party, or, if the grounds for objection could not then reasonably be known after reasonable inquiry, then within seven (7) days of learning of such grounds. Within fourteen (14) days of selection and notification of both arbitrators, the two (2) arbitrators selected shall select the “Third Arbitrator.” If the two selected arbitrators cannot agree on the Third Arbitrator, then either party, on behalf of both, may request such appointment by the then president of the Charleston County Bar Association. In his absence or failure, refusal or inability to act within fourteen (14) days after being so requested, then either party, on behalf of both, may apply to the Court of Common Pleas, Charleston, South Carolina, for the appointment of such Third Arbitrator. Upon the failure, refusal or inability of any arbitrator to act, his successor shall be appointed within fourteen (14) days by the party or arbitrators who originally appointed him. If a party fails to appoint such successor in a timely manner, then the successor shall be appointed by the remaining arbitrators.

                  d.        Decisions. The arbitrator(s) shall act in accordance with the Code of Ethics for Arbitrators, as established by the South Carolina Supreme Court, as applicable at the time of the arbitration. The decision of the arbitrator(s) shall be given in writing. If a single arbitrator is selected, his/her decision shall be given within thirty (30) days of the appointment of such arbitrator unless such longer period is agreed to in writing by both parties. If a panel of arbitrators is conducting the arbitration, their decision shall be given within thirty (30) days after the appointment of the Third Arbitrator, unless a majority of the arbitrators determine that additional time in required in order to render a decision. A decision in which any two (2) arbitrators concur shall be binding, or, if no two arbitrators concur, the decision of the Third Arbitrator shall be binding. Judgment upon the decision of the arbitrator(s) may be entered in any court having jurisdiction. If a single arbitrator is selected, the non-prevailing party, as determined by the arbitrator, shall be responsible for the fees and expenses of the arbitrator. If a panel of three arbitrators is selected, each party shall be responsible for the fees and expenses of the arbitrator chosen by that party, and the non-prevailing party, as determined by the arbitrators, shall be responsible for the fees and expenses of the Third Arbitrator.

    21.        Miscellaneous.

                  a.        Sole Agreement. This Agreement contains all of the terms and conditions agreed to between the parties and supersedes all prior agreements, and there are no oral agreements relating to the transaction covered hereby. This Agreement cannot be altered, amended, changed or modified unless each such alteration, amendment, change or modification shall have been set forth in writing in its entirety and signed and delivered by each party.

                  b.        Waiver. No provision, condition or covenant of this Agreement shall be waived by either party hereto except by a written instrument delivered to the other party and signed by the party consenting thereto.

                  c.        Successors and Assigns Bound. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  d.        Other Documents. The parties hereto shall execute and deliver such other instruments and documents as reasonably may be necessary to implement and effectuate the terms of this Agreement.

                  e.        Good Faith. All parties shall act in good faith in performing and discharging their respective duties and obligations hereunder.

                  f.        Applicable Law. This Agreement has been made in the State of South Carolina, and shall be interpreted in accordance with South Carolina law, and any enforcement of this Agreement shall be brought in the State of South Carolina.

                  g.        Interpretation. This Agreement shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared by counsel for one of the parties, it being recognized that both Seller and Purchaser have contributed substantially and materially in the preparation of this Agreement.

                  h.        Time of the Essence. Time is of the essence of this Agreement.

                  i.        Leaseback. At Closing, Seller and Purchaser will enter into a lease whereby Seller will lease the Property for a period of eighteen (18) months from Closing for use as a sales and information center. The rent for the property shall be the sum of Eighteen & 00/100‘s Dollars ($18.00) per square foot of heated space of the Land And Building. Purchaser as owner of the Property shall be responsible for all expenses of the Property during the term of the lease, including but not limited to taxes, insurance, assessments, maintenance, repairs, and utilities excluding only telephone. Seller shall be responsible for all telephone charges during the term of the lease. A security deposit equal to two (2) months rent shall be paid by Seller to Purchaser at Closing. All existing signage on the Property shall remain and shall not be changed or altered by Purchaser until the lease term has expired. Seller shall be required to return the Property to Purchaser at the end of the lease term in the same condition as exists at Closing, normal wear and tear excepted. Prior to the expiration of the Inspection Period, Seller and Purchaser shall agree in writing (i) as to the heated square footage of the Land And Building, and (ii) on the form of the lease. Purchaser shall be allowed to construct its drive-through facility on the Parcel during the term of the lease provided construction is done in such a way as to not disrupt the use of the Property as a sales and information center. Purchaser acknowledges that Seller has granted an easement to SGCT Group IV, LLC for access of ingress and egress over the Land And Building to the parcel owned by SGCT Group IV, LLC and that SGCT Group IV, LLC has made a physical connection to the parking lot of the Land And Building. Purchaser shall be solely responsible at its expense for repairing and/or replacing any improvements made by SGCT Group IV, LLC that are damaged or destroyed during the construction of the drive-through facility.

                  j.        Easement. Seller will reserve in the Deed a non-exclusive easement for access of ingress and egress for the benefit of the Park West Master Association over the parking lots of the Property.

                  k.        Right of First Refusal. For a period of five (5) years from Closing, Purchaser agrees, warrants, and represents to Seller that Purchaser will not offer the Property for sale without first offering the Property to Seller as hereinafter provided. During such 5-year period, if Purchaser elects to sell the Property, Purchaser must first give Seller written notice of the major terms of sale, including the purchase price and any seller financing being offered. Seller shall have fourteen (14) days from the date it receives such written notice from Purchaser to notify Purchaser in writing whether Seller elects to exercise its right of first refusal to repurchase the Property. If Seller elects to exercise its first right of refusal by giving Purchaser written notice thereof within the required 14-day period, the parties shall thereafter within a reasonable period of time enter into a written contract for the Property with terms and conditions satisfactory to both parties, both parties acting reasonably. With the exception of the purchase price for the Property and any financing terms being offered by Purchaser, both parties agree that a contract with terms and conditions substantially similar to this Agreement will be satisfactory to the parties. If Seller does not notify Purchaser in writing within the aforementioned 2-week period that it is exercising its right of first refusal, Purchaser shall thereafter be able to sell the Property to any party; provided, however, Purchaser must once again first offer the Property to Seller if Purchaser at any time changes the terms and conditions of sale in any material respect from those terms and conditions presented to Seller.

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        IN WITNESS WHEREOF, the parties hereto have set their respective hands the day and year indicated below.

WITNESSES:

WITNESSES:	PURCHASER

TIDELANDS BANK a South Carolina corporation

________________________	By: ________________________
Print Name: ________________________
________________________	Its: ________________________
Date: ________________________
SELLER:

PARK WEST DEVELOPMENT, INC., a South Carolina corporation

________________________	By: ________________________
Print Name: ________________________
________________________	Its: ________________________
Date: ________________________

Exhibit “A”